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                                                                     EXHIBIT 2.3

                                 AMENDMENT NO. 2
                                       TO
                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Amendment No. 2 to Agreement and Plan of Merger and Reorganization (this
 "Amendment") is entered into as of March 26, 2003, by and among Protein Design Labs, Inc., a Delaware corporation ("Parent"), Tikal Acquisition Corp. Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and Eos Biotechnology, Inc., a Delaware corporation (the "Company"), and amends that certain Agreement and Plan of Merger and Reorganization, dated as of February 3, 2003, by and among Parent, Merger Sub and the Company, as amended by Amendment No. 1 to Agreement and Plan of Merger and Reorganization, dated as of March 5, 2003, by and among Parent, Merger Sub and the Company (as amended, the "Merger Agreement"). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

In consideration of the mutual agreements, representations, warranties and covenants set forth below and in the Merger Agreement, the parties agree as follows:

1. The definition of the term "Management Acquisition Bonus Agreements" in Exhibit A to the Merger Agreement is hereby amended and restated in its entirety as follows:

         "Management Acquisition Bonus Agreements" shall mean the bonus agreements listed on Schedule 2.4 of the Company Disclosure Schedule pursuant to which a percentage of the Gross Preferred Merger Consideration which is equal to the sum of (i) 4.0% of the Gross Preferred Merger Consideration, plus (ii) Richard Murray's pro rata share of (a) 5% of the Gross Preferred Merger Consideration divided by
          (b) the shares of Company Common Stock outstanding as of the close of business on March 7, 2003 (assuming as a result of the net exercise of options) held by (I) persons who are or were formerly non-officer employees of the Company, (II) Richard Murray and (III) David Martin, plus (iii) David Martin's pro rata share of (a) 5% of the Gross Preferred Merger Consideration divided by (b) the shares of Company Common Stock outstanding as of the close of business on March 7, 2003 (assuming as a result of the net exercise of options) held by (I) persons who are or were formerly non-officer employees of the Company,
          (II) Richard Murray and (III) David Martin (in each case subject to the contribution of a portion of the Management Bonus Shares to the Escrow Fund pursuant to Section 1.12) is to be distributed as a special bonus to those officers of the Company and in the amounts set forth in each such agreement, as amended, contingent in all cases upon the consummation of the Merger.

2. The first sentence of Section 1.11(c) of the Merger Agreement is hereby amended and restate din its entirety as follows:

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         "At least 5 business days prior to the Effective Time, the Company, on behalf of Parent, shall cause to be mailed to each holder of record of a Company Stock Certificate that immediately prior to the Effective Time would represent outstanding shares of Company Capital Stock, whose shares would be converted into the right to receive shares of parent Common Stock (and cash in lieu of fractional shares) pursuant to Section .6(d), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Stock Certificates shall pass, only upon receipt of the Company Stock Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify, including a lock-up provision for a period not to exceed ninety (90) days after the Effective Time for 50% of the aggregate Preferred Merger Shares (with any Preferred Merger Shares subject to the Escrow being subject to the lock-up), issuable to Stockholders); (ii) such other customary documents as may be required pursuant to such instructions; and (iii) instructions for use in effecting the surrender of the Company Stock Certificate in exchange for certificates representing shares of Parent Common Stock (and cash in lieu of fractional shares)."

3. By its execution below, Parent shall be deemed to have given its consent to the actions set forth in this Amendment to be taken by the Company for purposes of Section 4.1 of the Agreement, and all applicable Schedules to the Merger Agreement shall be amended accordingly.

4. The provisions of Article IX of the Merger Agreement are hereby incorporated by reference into this Amendment and shall be deemed applicable to this Amendment as if they had been set forth herein in their entirety. Except as otherwise modified by the terms of this Amendment, the terms of the Merger Agreement shall remain in full force and effect and all such terms are hereby ratified and confirmed.

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IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of Parent, Merger Sub and the Company as of the date first above written.
                                    PARENT

                                    PROTEIN DESIGN LABS, INC.

                                    By: /s/ DOUGLAS O. EBERSOLE
                                       -----------------------------------------

                                    Name:_______________________________________

                                    Title: Senior Vice President, Legal and
                                           Corporate Development

                                    MERGER SUB:

                                    TIKAL ACQUISITION CORP.

                                    By: /s/ DOUGLAS O. EBERSOLE
                                       -----------------------------------------

                                    Name:_______________________________________

                                    Title: Senior Vice President, Legal and
                                           Corporate Development

                                    COMPANY:

                                    EOS BIOTECHNOLOGY, INC.

                                    By:   /s/ ROBERT F. WILLIAMSON
                                       -----------------------------------------

                                    Name:_______________________________________

                                    Title: President and Chief Operating Officer

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